                                                              EXHIBIT 99.5

                         [VIACOM INC. LETTERHEAD]
                                                             June 24, 1996

TO VIACOM EMPLOYEE BENEFIT PLAN PARTICIPANTS:

                      IMMEDIATE ATTENTION REQUIRED -

                  VIACOM INC./VIACOM INTERNATIONAL INC.

                              EXCHANGE OFFER

  ENCLOSED ARE MATERIALS THAT REQUIRE YOUR IMMEDIATE ATTENTION. The enclosed materials include the Offering Circular - Prospectus of Viacom Inc. ("Viacom") dated June 24, 1996 (the "Offering Circular - Prospectus"), the Prospectus dated June 24, 1996 ("TCI Prospectus") of Tele-Communications, Inc. and the related Letter of Transmittal (the "Letter of Transmittal"), which together describe Viacom's offer to its stockholders (the "Exchange Offer") to exchange a specified number of shares of a company that will own the cable operations currently owned by Viacom and which will become a wholly owned subsidiary of Tele-Communications, Inc. for shares of Viacom Class A Common Stock and/or Viacom Class B Common Stock (collectively, the "Viacom Common Stock"). As this opportunity to tender shares of Viacom Common Stock in the Exchange Offer extends to participants in the Viacom Investment Plan, the Savings and Investment Plan for Employees of PVI Transmission Inc. and Paramount (PDI) Distribution Inc. and the Savings and Investment Plan for Collective Bargaining Employees of Viacom Broadcasting of Missouri, Inc. (each, a "Plan"), you should read all of the enclosed materials carefully.

  If you wish to tender shares of Viacom Common Stock that are in your Plan account, you must complete a Letter of Transmittal. A Letter of Transmittal properly completed by each Plan participant who wishes to tender into the Exchange Offer will serve as a direction to Putnam Fiduciary Trust Company, as trustee of the Plan ("Putnam"), to tender shares of Viacom Common Stock that are in the Plan account of such Plan participant as indicated on the Letter of Transmittal. Only Putnam can tender Plan participants' shares of Viacom Common Stock in the Exchange Offer.

  The Exchange Offer will expire at 12:00 midnight, New York City time, on July 22, 1996, unless extended. Accordingly, The Bank of New York, as Exchange Agent for the Exchange Offer, must receive your completed Letter of Transmittal prior to such time. If your Letter of Transmittal is not received by this deadline, or if it is not fully and properly completed, none of the shares of Viacom Common Stock allocated to your Plan account will be tendered in the Exchange Offer.

  Instruction No. 6 to the Letter of Transmittal explains how the Letter of Transmittal should be completed by Plan participants who wish to tender shares of Viacom Common Stock in the Exchange Offer. Specifically, such Plan participants should complete Box #2, Box #3 and Box #7 of the Letter of Transmittal by doing the following:

    1. Box #2--checking the box that indicates the fraction of a share of VII Cable Class A Common Stock (as such term is defined in the Offering Circular - Prospectus) at which you desire to tender your shares of Viacom Common Stock. See Instruction No. 3 to the Letter of Transmittal for further information in this regard;

    2. Box #3--checking the first box and indicating in the spaces provided the number of shares of Viacom Class A Common Stock and/or Viacom Class B Common Stock, as the case may be, to be tendered from your Plan account (you may tender less than all of your shares but you may not complete this space by indicating that you wish to tender "all" of your shares); and

    3. Box #7--providing all of the information required in this box.

  You should not complete any other boxes on the Letter of Transmittal. Properly completed Letters of Transmittal should be returned to the Exchange Agent, The Bank of New York, in the envelope provided.
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  You do not have to tender shares of Viacom Common Stock in the Exchange
Offer. If you do not want Putnam to tender any of the shares of Viacom Common Stock in your Plan account in the Exchange Offer, do not complete the Letter of Transmittal.

  Even if you validly direct Putnam to tender shares of Viacom Common Stock in your Plan account in the Exchange Offer, some or all of the shares you tendered may not be accepted for exchange by Viacom even if the Exchange Offer is consummated. See "The Exchange Offer - Terms of the Exchange Offer" in the Offering Circular - Prospectus. Acceptance of any shares by Viacom is subject to the conditions described in "The Exchange Offer - Conditions to Consummation of the Exchange Offer" in the Offering Circular - Prospectus.

  Your direction to Putnam to tender shares of Viacom Common Stock in your Plan account will be final unless withdrawn by 12:00 midnight, New York City time, on July 22, 1996, unless extended. See "The Exchange Offer - Withdrawal Rights" in the Offering Circular - Prospectus. To be effective, a notice of withdrawal of your direction must be in writing and must be received by The Bank of New York as follows:

                           The Bank of New York

                      Tender and Exchange Department

                               PO Box 11248

                          Church Street Station

                         New York, NY 10286-1248

  Your notice must include your name, address, Social Security number, and the number of shares in your Plan account. Upon receipt of your notice by The Bank of New York, your previous direction will be deemed canceled. You may direct the re-tendering of any shares of Viacom Common Stock in your Plan account by repeating the previous instructions for directing the tendering set forth herein.

NO RECOMMENDATION

  NONE OF VIACOM, VIACOM INTERNATIONAL INC., THE BOARD OF DIRECTORS OF VIACOM NOR THE BOARD OF DIRECTORS OF VIACOM INTERNATIONAL INC. MAKES ANY RECOMMENDATION TO ANY HOLDER OF SHARES OF VIACOM COMMON STOCK WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF VIACOM'S CLASS A COMMON STOCK AND/OR CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH HOLDER OF SHARES OF VIACOM COMMON STOCK MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES OF VIACOM'S CLASS A COMMON STOCK AND/OR CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES AFTER READING THE OFFERING
CIRCULAR - PROSPECTUS AND THE TCI PROSPECTUS THAT WILL BE DELIVERED TO HOLDERS OF SHARES OF VIACOM COMMON STOCK AND CONSULTING WITH HIS OR HER ADVISORS BASED ON HIS OR HER OWN FINANCIAL POSITION AND REQUIREMENTS. THIS LETTER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES MENTIONED HEREIN. HOLDERS OF SHARES OF VIACOM COMMON STOCK ARE URGED TO READ THE OFFERING CIRCULAR - PROSPECTUS AND THE TCI PROSPECTUS.

FURTHER INFORMATION

  If you have any questions about completion of the Letter of Transmittal, please contact the Information Agent, Georgeson & Company Inc., at the address indicated on the back page of the Letter of Transmittal.

  Your ability to instruct the Trustee concerning whether or not to tender shares in your Plan account is an important part of your rights as a Plan participant. Please consider this letter and the enclosed materials carefully and then, if you wish to tender shares of Viacom Common Stock in the Exchange Offer, return your Letter of Transmittal promptly.

                                          Very truly yours,

                                          William Roskin

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